EXHIBIT 4


THIS DEBENTURE IS ISSUED PURSUANT TO A SUBSCRIPTION AGREEMENT (THE "SUBSCRIPTION AGREEMENT") DATED 27 DECEMBER 2001 BETWEEN REGUS PLC (THE "COMPANY") AND THE PURCHASERS NAMED THEREIN. THIS DEBENTURE AND THE UNDERLYING SHARES ARE SUBJECT TO CERTAIN PROVISIONS SET OUT IN THE SUBSCRIPTION AGREEMENT. UPON WRITTEN REQUEST, A COPY OF THE SUBSCRIPTION AGREEMENT SHALL BE FURNISHED BY THE COMPANY TO THE HOLDER HEREOF WITHOUT CHARGE.

THIS DEBENTURE MAY NOT BE ISSUED OR PASSED IN THE UNITED KINGDOM TO ANY PERSON UNLESS THAT PERSON IS A PERSON WHO HAS PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS OR IS A PERSON FALLING WITHIN ARTICLE 49(2)(a) TO (d) ("HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS ETC.") OF THE FINANCIAL SERVICES AND MARKETS ACT (FINANCIAL PROMOTION) ORDER 2001 (AS AMENDED), OR IS A PERSON TO WHOM THIS DEBENTURE MAY OTHERWISE LAWFULLY BE ISSUED OR PASSED ON.

NEITHER THIS DEBENTURE NOR THE UNDERLYING SHARES HAS BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "SECURITIES ACT") OR ANY OTHER APPLICABLE SECURITIES LAWS. BY ITS ACCEPTANCE OF THIS DEBENTURE THE PURCHASER REPRESENTS THAT EITHER (A) IT IS NOT A U.S. PERSON AS THAT TERM IS DEFINED IN REGULATION S UNDER THE SECURITIES ACT OR (B) IT IS AN ACCREDITED INVESTOR AS THAT TERM IS DEFINED IN RULE 501 UNDER THE SECURITIES ACT, THAT IT IS EITHER PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF OTHER ACCREDITED INVESTORS AND THIS DEBENTURE IS NOT BEING ACQUIRED WITH A VIEW TO DISTRIBUTION (OTHER THAN PURSUANT TO SALES REGISTERED, EXEMPTED OR OTHERWISE NOT GOVERNED BY THE SECURITIES ACT); AND IN EITHER CASE, ANY RESALE OF SUCH DEBENTURE OR THE UNDERLYING SHARES WILL BE MADE ONLY (I) (A) IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 904 OF REGULATION S UNDER THE SECURITIES ACT OR (B) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY TO THE EFFECT THAT SUCH RESALE IS A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND (II) IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES.

A RESALE OF THIS DEBENTURE OR THE UNDERLYING SHARES IN ACCORDANCE WITH RULE 904 OF THE SECURITIES ACT MAY INCLUDE A TRANSACTION WHERE NO DIRECTED SELLING EFFORTS ARE MADE IN THE UNITED STATES, THE OFFER IS NOT MADE TO A PERSON IN THE UNITED STATES AND EITHER (I) AT THE TIME THE BUY ORDER IS ORIGINATED, THE BUYER IS OUTSIDE THE UNITED STATES, OR THE SELLER AND ANY PERSON ACTING ON ITS BEHALF REASONABLY BELIEVE THAT THE BUYER IS OUTSIDE THE UNITED STATES OR (II) IN THE CASE OF THE UNDERLYING SHARES, THE TRANSACTION IS EXECUTED IN, OR THROUGH THE FACILITIES OF THE LONDON STOCK EXCHANGE AND NEITHER THE SELLER NOR ANY PERSON ACTING ON ITS BEHALF KNOWS THAT THE TRANSACTION HAS BEEN PRE-ARRANGED WITH A BUYER IN THE UNITED STATES.

                                   REGUS PLC

                             CONVERTIBLE DEBENTURE

ANY TRANSFEREE OF THIS DEBENTURE SHOULD CAREFULLY REVIEW THE TERMS HEREOF, INCLUDING SECTION 10. FOLLOWING THE CONVERSION OF ANY PORTION OF THIS DEBENTURE THE CONVERSION AMOUNT (INCLUDING THE PRINCIPAL) REPRESENTED BY THIS DEBENTURE MAY BE LESS THAN THE PRINCIPAL AMOUNT SET FORTH ON THE FACE HEREOF.

14 FEBRUARY, 2002                                            Debenture Number 1
                                             Principal Amount (pound)10,000,000


Name of Holder:  HFTP Investment L.L.C.

Regus plc, a company registered in England and Wales (registration no: 3548821) (the Company), whose registered office is at 3000 Hillswood Drive, Chertsey, Surrey KT16 0RS, hereby binds and obliges itself to comply with the provisions of this Deed in all respects and the Debenture shall be held subject to all such provisions which shall be binding on the Company and the Holder and on all persons claiming through or under them respectively.

WHEREAS:

The Directors of the Company in exercise of the powers conferred on them by the memorandum and articles of association of the Company have resolved, by a resolution of the board of directors of the Company passed on 24 December 2001, to create and issue this Debenture on the terms set out below.

NOW THIS INSTRUMENT WITNESSETH:

It is hereby agreed and declared as follows:

1.   DEFINITIONS AND INTERPRETATIONS

1.1 In this Debenture, unless the context otherwise requires, the following words and meanings shall have the meaning set out opposite them:

Act means the Companies Act 1985 as amended;

Affiliate means with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with") shall bear the meaning set out in Section 840 of the Income and Corporation Taxes Act 1988;

Bloomberg means Bloomberg Financial Markets;

Business Day means a day (except any Saturday or Sunday) on which banks in the City of London are open for business;

Closing Bid Price means for any security as of any date: (i) the last closing bid price for such security on the Principal Market (as defined herein) as reported by Bloomberg; (ii) if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price of such security on the principal securities exchange or trading market on which such security is listed or traded as reported by Bloomberg; (iii) if the foregoing do not apply, the last closing bid price of such security in any over-the-counter market on which Ordinary Shares may be traded on the electronic bulletin board for such security as reported by Bloomberg; or (iv) if no last closing bid price is reported for such security by Bloomberg, the last closing trade price of such security as reported by Bloomberg.

If the Closing Bid Price cannot be calculated for such security on such date on any of the foregoing bases, the Closing Bid Price of such security on such date shall be the fair market value as mutually determined by the Company and the holders of Debentures representing two-thirds (2/3) of the outstanding principal amount of the Debentures. If the Company and the holders of the Debentures are unable to agree upon the fair market value of the Ordinary Shares, then such dispute shall be resolved pursuant to Section 7 below. All such determinations are to be appropriately adjusted for any Variations;

Closing Sale Price means for any security as of any date: (i) the last closing trade price for such security on the Principal Market (as defined herein) as reported by Bloomberg; (ii) if the Principal Market is not the principal securities exchange or trading market for such security, the last trade bid price of such security on the principal securities exchange or trading market on which such security is listed or traded as reported by Bloomberg; or (iii) if the foregoing do not apply, the average of the highest closing bid price and the lowest closing ask price of such security in any over-the-counter market on which Ordinary Shares may be traded on the electronic bulletin board for such security as reported by Bloomberg.

If the Closing Sale Price cannot be calculated for such security on such date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as mutually determined by the Company and the holders of Debentures representing two-thirds (2/3) of the outstanding principal amount of the Debentures. If the Company and the holders of the Debentures are unable to agree upon the fair market value of the Ordinary Shares, then such dispute shall be resolved pursuant to Section 7 below. All such determinations are to be appropriately adjusted for any Variations;

Company Conversion Price means, as of any Conversion Date or other date of determination during an Installment Period, 95% of the average of the VWAP of the Ordinary Shares on each Trading Day during the period beginning on and including the day immediately following the Settlement Date immediately preceding such date (or if no Settlement Date has occurred during such Installment Period as of such date of determination, then beginning on and including the first day of such Installment Period) and ending on and including such date of determination; provided that if such date of determination is the first Trading Day of such Installment Period or the first Trading Day following a Settlement Date, then the Company Conversion Price on such day shall be 95% of the VWAP of the Ordinary Shares on such day; subject to adjustment for any Variations during such period;

Company Redemption Date means the first Business Day of each Installment Period;

Conversion Amount means the sum of the principal amount of this Debenture to be converted or otherwise (in the case of conversion of less than the principal amount of this Debenture) the sum with respect to which this determination is being made, together with the Interest Amount accrued and unpaid due on such principal amount (including any amounts payable at the Default Rate) up to and including the Conversion Date or other relevant date;

Conversion Date means shall have the meaning given to it in Section 6.1;

Conversion Notice means shall have the meaning given to it in Section 6.1;

Conversion Price means (a) as of any Conversion Date or other date of determination (other than with respect to a Company Conversion Amount on a Settlement Date being converted pursuant to a Company Conversion (as defined in Section 14)), the Fixed Conversion Price, or (b) with respect to a Company Conversion Amount on a Settlement Date being converted pursuant to a Company Conversion, the lower of (i) the Fixed Conversion Price and (ii) the Company Conversion Price; each in effect as of such date and subject to adjustment for any Variations or otherwise provided herein;

Crest means the system of paperless settlement of trades and the holding of uncertificated shares administered by Crestco Limited;

this Debenture means this instrument and any instrument which preceded this instrument in respect of the indebtedness evidenced hereby;

Debentures means this Debenture and the Other Debentures;

Default Rate means a rate of 4 per cent. (4%) per annum over the base rate of Barclays Bank PLC from time to time, from and including the date thereof to and including the date when the same is paid (after as well as before judgement) compounded monthly;

Fixed Conversion Price means, as of any Conversion Date or other date of determination, 86.32 pence, subject to adjustment for any Variations or otherwise provided herein;

Group means the Company and the Subsidiaries;

Holder means [HFTP Investment L.L.C./Gaia Offshore Master Fund, Ltd./Leonardo, L.P.] or any person(s) to whom this Debenture may from time to time be assigned in accordance with Section 28;

Initial Bonds means the five per cent. non-convertible bonds issued by the Company on 28 December 2001;

Installment Amount means, with respect to any Installment Period, the sum of
(a) the original principal amount of this Debenture divided by 10 (as such quotient is appropriately reduced in accordance with (i) Sections 3.7 and 14 to reflect any conversions (including pursuant to a Company Conversion pursuant to Section 14), (ii) Section 14 to reflect Company Redemptions pursuant to Section 14 and (iii) Section 15 to reflect Company Alternative Redemptions pursuant to
Section 15, plus (b) all accrued and unpaid Interest Amount on the outstanding principal amount of this Debenture as of the date of determination;

Installment Period means each of the periods beginning on and including the first day and ending on and including the last day of each calendar month during the period beginning on and including 1 March 2002 and ending on and including 31 December 2002; provided that if a Floor Trigger Date occurs during any Installment Period, then such Installment Period shall end on and include such Floor Trigger Date;

Interest Amount means shall have the meaning given in Section 2.1;

Interest Payment Date means (i) each Company Redemption Date, (ii) each Settlement Date and (iii) in respect of interest on any amounts of principal being converted (other than pursuant to a Company Conversion pursuant to Section 14), the Conversion Date;

Issue Date means with respect to each Debenture, the date of issue of the applicable Debenture;

Listed means, in relation to any security, listed on the Official List of the UK Listing Authority and traded on the market of the Principal Market and "listing" shall be construed accordingly;

Material Adverse Effect means any material adverse effect on the business, properties, assets, operations, results of operations or financial condition of the Company or on any of the Securities or on the authority or ability of the Company to perform its obligations in respect of the Securities;

Material Subsidiary means a Subsidiary from which the Group derived 5 per cent. (5%) or more of its consolidated turnover during the last financial year or the last financial quarter for which financial results are available prior to such determination, consisting, at the date of the Subscription Agreement, of the Subsidiaries marked with a * in Schedule 2 thereof;

Maturity Date means 2 January 2003 (or if such date is not a Business Day, the next day which is a Business Day);

Nominal Value means 5p per Ordinary Share (being the nominal value of one Ordinary Share as of the date of the Subscription Agreement), subject to adjustment for Variations;

Ordinary Shares means ordinary shares in the Company;

Other Debentures means the convertible debenture or debentures, other than this Debenture, issued by the Company pursuant to the Subscription Agreement;

Person means an individual or a corporation, a general or limited partnership, a trust, an incorporated or unincorporated association, a joint venture, a limited liability company, a limited liability partnership, a joint stock company, a government (or an agency or political subdivision thereof) or any other entity of any other kind;

Principal Market means London Stock Exchange;

Projected VWAP Average means, with respect to any Installment Period as of any date of determination during such Installment Period, the result of (a) the sum of (i) the sum of each VWAP of the Ordinary Shares on each Trading Day during the period beginning on and including the day immediately following the Settlement Date immediately preceding such date (or if no Settlement Date has occurred during such Installment Period as of such date of determination, then beginning on and including the first day of such Installment Period) and ending on and including such date of determination (provided that if such date of determination is the first Trading Day of such Installment Period or the first Trading Day following a Settlement Date, then only the VWAP of the Ordinary Shares on such first Trading Day shall be used for this clause (i), plus (ii) the product of (A) the number of remaining expected Trading Days during such Installment Period as of such date of determination (including such date of determination if it is a Trading Day during such Installment Period), multiplied by (B) the VWAP of the Ordinary Shares on the Trading Day immediately preceding such date of determination, divided by (b) the aggregate expected number of Trading Days during such Installment Period as of such date of determination (including such date of determination if it is a Trading Day and the actual number of Trading Days preceding such date of determination and the expected number of Trading Days remaining in such Installment Period as of such date of determination).

Registrar means the registrar of the Company from time to time, currently being Capita IRG PLC, Bourne House, 34 Beckenham Road, Kent BR3 4TU;

RNS means the Regulatory News Service, being the electronic information dissemination service operated by the Company Announcements Office of the London Stock Exchange, through which announcements are distributed to the public or any successor or alternative news dissemination service providing the same function;

Securities means this Debenture, the Other Debentures and the Warrants;

Settlement Amount means, with respect to any Settlement Date during an Installment Period, the product of (i) the applicable Company Conversion Amount with respect to such Installment Period, multiplied by (ii) the quotient of (A) the number of days during the period beginning on and including the day immediately following the Settlement Date immediately preceding such date (or if no Settlement Date has occurred during such Installment Period as of such date of determination, then beginning on and including the first day of such Installment Period) and ending on and including such Settlement Date; provided that if such Settlement Date is the first Trading Day of such Installment Period or the first Trading Day following a Settlement Date, then the number of days shall be deemed to be one
(1) for purposes of this clause (A), divided by (B) the aggregate expected number of Trading Days during such Installment Period as of such date of determination (including such date of determination if it is a Trading Day and the actual number of Trading Days preceding such Settlement Date and the expected number of Trading Days remaining in such Installment Period as of such Settlement Date, but without giving effect to the early termination of such Installment Period as a result of any Floor Trigger Date); provided that if as of the last Settlement Date during an Installment Period, in which no Floor Trigger Date has occurred, the sum of all Settlement Amounts determined in accordance with the foregoing would be less than then Company Conversion Amount, then the Settlement Amount for such last Settlement Date shall be deemed to be the amount, which when added to the prior Settlement Amounts during such Installment Period, would equal the Company Conversion Amount provided, further that in no event shall the sum of all Settlement Amounts during an Installment Period exceed the applicable Company Conversion Amount with respect to such Installment Period;

Settlement Date means (i) each Friday during an Installment Period (or if such a Friday is not a Trading Day, then the immediately preceding Trading Day during such Installment Period, if any), (ii) each Floor Trigger Date and (iii) the last Trading Day of each Installment Period, provided that such last Trading Day is not also a Friday or a Floor Trigger Date;

Subscription Agreement means the agreement between the Company and the Purchasers as defined therein dated 27 December 2001, pursuant to which this Debenture and the Other Debentures were originally issued;

Subsidiary means has the meaning given in Section 736 of the Act;

Trading Day means a day on which the Principal Market or, if the Principal Market is not the principal securities exchange or trading market for the Ordinary Shares, the principal securities exchange or trading market for the Ordinary Shares, is open for general trading of securities, other than a day on which general trading of securities on such exchange or market is suspended based on fluctuations in stock market averages or stock market indices or (other than where the context so requires) on a day on which general trading of Ordinary Shares is suspended;

UK Listing Authority means the Financial Services Authority acting in its capacity as the competent authority for the purposes of Part VI of the Financial Services and Markets Act 2000, or any successor body;

Variations means any variation to share capital of the Company (including, without limitation, any subdivision, consolidation, capitalisation issue or stock dividend) after the date of the Subscription Agreement;

VWAP means in respect of the Ordinary Shares as of any date: (i) the volume weighted average price of such security on the Principal Market as reported by Bloomberg using the VAP function and ignoring any block trade (which for purposes of this Debenture means, subject to Variations, any transfer of more than 500,000 of such securities in issue pursuant to an individual transaction); (ii) if the Principal Market is not the principal securities exchange or trading market for such security, the volume weighted average price of such security on the principal market on which such security is listed or trades as reported by Bloomberg using the VAP function and ignoring any block trade (which for purposes of this Debenture means, subject to Variations, any transfer of more than 500,000 of such securities in issue pursuant to an individual transaction); (iii) if the foregoing do not apply, the volume weighted average price of such security in which such security may be traded on the electronic bulletin board for such security as reported by Bloomberg; or (iv) if no volume weighted average price for such security is reported by Bloomberg, the last closing trade price of such security as reported by Bloomberg. If the VWAP can not be calculated for such security on such date on any of the foregoing bases, the VWAP of such security on such date shall be the fair market value as mutually determined by the Company and the holders of Debentures representing two-thirds (2/3) of the outstanding principal amount of the Debentures. If the Company and the holders of the Debentures are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to
Section 7 below. All such determinations will be appropriately adjusted for any Variations; and

Warrants means the warrants to subscribe for Ordinary Shares issued pursuant to the Subscription Agreement.

1.2 In this Debenture, unless the context otherwise requires, terms not defined herein but defined in the Subscription Agreement shall bear the same meaning as in the Subscription Agreement.

1.3 References to Sections and Schedules are, save where the context otherwise requires, to sections of and schedules to this Debenture.

1.4 Section headings are included for the convenience of the parties only and do not affect the interpretation of this Debenture.

2.   COVENANT TO PAY

2.1 The Company hereby promises and covenants to:

(a) pay to the order of the Holder the principal amount of this Debenture on the Maturity Date, save to the extent previously converted or repaid in accordance with the provisions hereof and subject to the provisions of Sections 3 and 6; and

(b) pay interest on the unpaid and unconverted principal amount of this Debenture at the rate of 5% per annum, from (and including) the Issue Date of this Debenture until the date this Debenture is paid in full whether at maturity or by acceleration or until conversion or redemption, in full, is effected in accordance with the terms hereof (the Interest Amount).

2.2 All cash payments of principal, interest and other amounts on or in respect of this Debenture shall be made by electronic funds transfer of immediately available funds to such account as the Holder may from time to time designate by written notice in accordance with the provisions of this Debenture.

2.3 Interest on this Debenture shall accrue from the Issue Date and shall cease to accrue, in respect of any principal converted into Ordinary Shares, on the Conversion Date it is converted into shares or, in respect of any principal repaid, on the date of such repayment, each in accordance with the terms hereof, and shall be computed on the basis of a 365-day year and the actual number of days elapsed.

2.4 Interest on this Debenture shall be immediately payable upon acceleration or redemption of the principal to which such interest relates.

2.5 Any amount payable under this Debenture which is not paid when due shall bear interest at the Default Rate until such amount is paid in full. Whenever any amount expressed to be due by the terms of this Debenture is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day.

2.6 On each Interest Payment Date and the Maturity Date, the Company shall pay all accrued and unpaid Interest Amounts on the principal amount of this Debenture outstanding. Interest Amounts due on an Interest Payment Date and the Maturity Date shall be paid in cash on each such date.

3.   CONVERSION OF DEBENTURE

3.1 This Debenture shall be convertible into Ordinary Shares on the terms and conditions set out in this Debenture.

3.2 Subject to the provisions of Section 5 below, at any time or times on or after the Issue Date, any Holder shall be entitled to convert any part of the outstanding and unpaid principal amount of this Debenture into fully paid Ordinary Shares in accordance with Section 6, at the Conversion Rate (as defined in Section 4.1 below).

3.3 The Company shall not issue any fraction of an Ordinary Share upon any conversion. All Ordinary Shares (including fractions thereof) issuable upon conversion of this Debenture shall be aggregated for the purpose of determining whether the conversion would result in the issue of a fraction of an Ordinary Share. If, after the aforementioned aggregation, the issue would result in the issue of a fraction of an Ordinary Share, the Company shall round such fraction of an Ordinary Share up or down to the nearest whole share.

3.4 The interest accrued in respect of any principal of the Debenture which is converted (other than pursuant to a Company Conversion pursuant to Section 14) any time shall be paid in cash on the relevant Conversion Date, and simultaneously with the credit of the aggregate number of Ordinary Shares to which the Holder is entitled on such conversion to the Holder's or its designee's Crest stock account or its balance account with another electronic or book-entry delivery system, or, where such shares are to be in certificated form, the delivery to the Holder of the certificates representing the Ordinary Shares issuable upon conversion, in each case, in accordance with Section 6 below.

3.5 If any Debentures remain outstanding on their Maturity Date, then all such Debentures shall be redeemed in whole by the Company pursuant to this Section
3.5. On the Maturity Date the Company shall pay to each holder of Debentures outstanding on the Maturity Date applicable to such Debentures by wire transfer of immediately available funds, the sum of the principal amount of this Debenture, save to the extent previously converted or repaid in accordance with the provisions hereof, and any accrued and unpaid Interest Amounts outstanding, including any amounts payable at the Default Rate. If the Company fails to redeem all of the Debentures outstanding on the Maturity Date, then, in addition to any remedy the Holder may have under this Debenture and the Subscription Agreement, the amounts of principal and interest payable in respect of such unredeemed Debentures shall bear interest at the Default Rate until paid in full.

3.6 On the Maturity Date, the Holder shall surrender this Debenture upon its redemption on such date to the Company.

3.7 Subject to Section 14.2, any principal amount which the Holder elects to convert in accordance with this Section 3 and Section 6 (other than pursuant to Company Conversions pursuant to Section 14) shall be deducted first from the Installment Amount relating to the latest Installment Period (i.e., nearest to the Maturity Date) with respect to which Installment Amounts remain outstanding and then sequentially from the immediately preceding Installment Periods (and within each such Installment Amount, first from the amounts, if any which would be subject to a conversion on the latest Settlement Date within such Installment Period and then sequentially from the amounts subject to the immediately preceding Settlement Dates).

4.   CONVERSION RATE

4.1 The number of Ordinary Shares issuable upon conversion of a Conversion Amount of this Debenture shall be determined according to the following formula (the Conversion Rate):

    (Conversion Amount for conversion less Interest Amount relating thereto)
    ------------------------------------------------------------------------

                                Conversion Price

4.2 The Company shall pay any and all duties and taxes that may be payable by it with respect to the issue and delivery of Ordinary Shares upon conversion of the Debentures.

4.3 The Conversion Price will be subject to adjustment from time to time as provided in this Section 4.3. If the Company at any time adjusts its Ordinary Shares by way of subdivision (for whatever purpose) of any Ordinary Shares (including the division of any class thereof) or any capitalisation issue into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time adjusts its share capital by way of consolidation (including the consolidation of any class thereof) into a smaller number of shares, the Conversion Price in effect immediately prior to such consolidation will be proportionately increased.

5.   RESTRICTIONS ON CONVERSION

5.1 Except as otherwise provided herein, the Company shall not be obliged to issue any Ordinary Shares upon conversion of outstanding Debentures in excess of 53,211,231 subject to any increase in such cap in accordance with the following provisions and subject to equitable adjustment for any Variations (the Conversion Cap).

5.2 The Holder of this Debenture shall not be entitled to have issued to it, upon conversion of this Debenture, Ordinary Shares in an amount greater than the product of (i) the Conversion Cap then in effect multiplied by (ii) a fraction, the numerator of which is the original principal amount of this Debenture and the denominator of which is the aggregate original principal amount of all the Debentures issued on the same Issue Date as this Debenture pursuant to the Subscription Agreement (the Conversion Allocation Amount). The Conversion Allocation Amount of the Holder of this Debenture shall be reduced to the extent that the Company has previously issued Ordinary Shares pursuant to this Debenture upon conversions hereunder.

5.3 In the event that the Holder or any other holder of Debentures shall sell or otherwise transfer any or all of such holder's Debentures in accordance with the terms of such Debentures, each transferee shall be allocated a pro-rata portion of such holder's Conversion Allocation Amount as at the time of such sale or transfer.

5.4 In the event that any holder of Debentures shall convert all of such holder's Debentures so as to receive a number of Ordinary Shares which, in the aggregate, is less than such holder's Conversion Allocation Amount, then the difference between such holder's Conversion Allocation Amount and the number of Ordinary Shares actually issued to such holder shall be allocated to the respective Conversion Allocation Amounts of the remaining holders of Debentures on a pro-rata basis in proportion to the outstanding principal amount of Debentures then held by each such holder.

5.5 If the Holder submits a Conversion Notice (as defined in Section 6.1) or is deemed to submit a Conversion Notice pursuant to Section 14, in either case, which would require the Company to issue Ordinary Shares in excess of the Holder's Conversion Allocation Amount (such excess number of Ordinary Shares is referred to herein as the Excess Conversion Amount), the Company shall within two (2) Business Days of the Company's receipt or deemed receipt of such Conversion Notice (Excess Conversion Notice) send written notice by facsimile and first class post or airmail to all holders of the Debentures of the Company's receipt of such Excess Conversion Notice. Within two (2) Business Days of the Company's receipt of an Excess Conversion Notice, the Company shall redeem the Excess Conversion Amount at a price equal to the greater of (I) Conversion Amount which would be convertible into such Excess Conversion Amount (but for this Section 5) and any accrued interest thereon (which is not taken into account in the determination of such Conversion Amount) on the respective Conversion Date and (II) the product of (A) the number of Ordinary Shares represented by such Excess Conversion Amount (determined at the Conversion Rate without regard to the limitations of this Section 5) and (B) the Closing Sale Price on the respective Conversion Date (the Conversion

Cap Redemption Price). The Company otherwise shall pay the Conversion Cap Redemption Price to the Holder in accordance with this Section 5.5 as if the Company had received a Notice of Redemption at Option of Holder Upon Triggering Event under Section 12.6 as at the date on which it receives the Excess Conversion Notice.

5.6 The Company shall be entitled to increase the Conversion Cap from time to time by delivering written notice (each an Increase Notice) of such increase to each holder of the Debentures at least five (5) Business Days prior to the effective date of such increase, provided that prior to delivering such Increase Notice the Company shall have obtained all necessary shareholder approvals in connection with the relevant increase of the Conversion Cap and shall have issued a prospectus or listing particulars, if necessary, under the rules of the UK Listing Authority or Principal Market. Each Increase Notice (a) shall state the number of Ordinary Shares by which the Conversion Cap has been increased and the resulting new Conversion Cap, (b) shall state that the Company has obtained all necessary shareholder approvals in connection with the relevant increase of the Conversion Cap and has issued a prospectus or listing particulars, if necessary, under the rules of the UK Listing Authority or Principal Market and (c) shall attach to such Increase Notice evidence of the Company's satisfaction of its statements in the immediately preceding clause
(b). The increase in the Conversion Cap shall be effective on the fifth (5th) Business Day (or such later date as the Company may specify in the Increase Notice) following the Holder's receipt of an Increase Notice complying with the immediately preceding sentence.

6.   MECHANICS OF CONVERSION

6.1 The conversion of this Debenture shall be conducted in the following manner:

(a) To convert this Debenture into Ordinary Shares on any Business Day (the Conversion Date), the Holder hereof shall:

     (i) transmit by facsimile and receive confirmation of receipt from the recipient's designated facsimile machine, for receipt on or prior to 11:59 p.m., London Time on such date, a copy of a fully executed notice of conversion in the form attached hereto as Schedule I (the Conversion Notice) to the Company (marked for the attention of the Company Secretary); and

     (ii) subject to Section 10.1 surrender to a common carrier for second Business Day delivery to the Company as soon as practicable following such date the original Debenture being converted (or an indemnification undertaking with respect to such Debenture in the case of its loss, theft or destruction).

(b) Notwithstanding Section 6.1(a), if despite the best efforts of the Holder, the Holder is unable to transmit by facsimile and receive confirmation of receipt from the recipient's facsimile machine a Conversion Notice to the Company (whether due to mechanical problems with the Company's facsimile machine or otherwise) then the Conversion Date shall be the Business Day on which the Holder used its best efforts to transmit by facsimile and receive confirmation of receipt from the recipient's facsimile machine, for receipt on or prior to 11:59 pm, London time, provided that:

     (i) the Holder contacted or attempted to contact the Chief Executive Officer or Chief Financial Officer of the Company by telephone prior to 11:59 pm, London time, to notify the Company of the attempt to transmit a Conversion Notice; and

     (ii) on the date of the Conversion Notice the Holder surrenders to a common carrier for next day recorded delivery to the Company a copy of such Conversion Notice.

(c) The Conversion Price shall be determined, and the Conversion Rate calculated by reference to, the Conversion Date.

6.2 Subject to the provisions of Sections 5 and 7, upon receipt by the Company of a completed copy of a Conversion Notice, the Company shall as soon as practicable, but in no event later than one (1) Business Day after receipt of such Conversion Notice, send, via facsimile, and receive confirmation of receipt from the recipient's facsimile machine, a confirmation notice of receipt of such Conversion Notice to such Holder and the Registrar, which confirmation notice shall constitute an instruction to the Registrar to process such Conversion Notice in accordance with the terms herein. If despite the best efforts of the Company, the Company is unable to transmit by facsimile and receive such confirmation of receipt from the recipient's facsimile machine (whether due to mechanical problems with the recipient's facsimile machine or otherwise) then the Company shall on the same Business Day if it is having difficulty in sending such confirmation to a Holder by facsimile, contact or attempt to contact, the person specified by such Holder as being the person to whom notices should be sent in accordance with this Debenture (if any), to notify such Holder of the attempt to transmit such confirmation and if the Company is unable to reach such person by telephone, on such date surrender to a common carrier for next day recorded delivery to such person a copy of the confirmation.

6.3 Subject to the provisions of Section 7 the Company shall on the Business Day following such receipt credit such aggregate number of Ordinary Shares to which the Holder shall be entitled to the Holder's or its designee's Crest stock account (provided that an account with the Participant ID and Account ID as set forth in the Conversion Notice has been opened with Crestco Limited and remains open) or its balance account with such electronic or book-entry delivery system; provided that should the Company be unable to fulfil its obligations in this Section 6.3 for a reason outside the control of the Company, the Company may discharge such obligations by issuing and surrendering to an express courier service for guaranteed following day service (for delivery by 12 noon) to the address in the UK as specified in the Conversion Notice, a share certificate for the number of Ordinary Shares to which the Holder shall be entitled for delivery to the Holder or its designee as specified in the Conversion Notice for delivery no later than the fourth Business Day following the Conversion Date (provided that the Company shall not have discharged its obligations unless such certificate arrives at such address by 12 noon by such fourth Business Day).

6.4 Subject to Section 7, if less than the principal amount of this Debenture is submitted for conversion, then the Company will, no later than three Business Days after receipt of the Debenture and at the Company's expense, issue and despatch to the Holder a new Debenture for the outstanding principal amount not converted.

6.5 The person or persons entitled to receive the Ordinary Shares issuable upon a conversion of this Debenture shall be treated for all purposes as the record holder or holders of such Ordinary Shares on the Conversion Date.

7.   CONVERSION DISPUTES

7.1 In the case of a dispute as to the determination of the Closing Bid Price, the Closing Sale Price, VWAP or the Conversion Rate, the Company shall issue to the Holder the number of Ordinary Shares that is not disputed and/or shall pay the cash amounts which are not disputed and shall submit the disputed determinations or arithmetic calculations to the Holder via facsimile within one (1) Business Day of receipt of such Holder's Conversion Notice.

7.2 If such Holder and the Company are unable to agree upon determination of the Closing Bid Price, Closing Sale Price or VWAP or the arithmetic calculation of the Conversion Rate within one (1) Business Day of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall within one (1) further Business Day submit via facsimile the disputed determination of the Closing Bid Price, Closing Sale Price, VWAP or Conversion Rate to an independent, reputable investment bank or public accounting firm selected by the Company from a list of independent banks or public accounting firms approved by the Purchasers in writing prior to or at the Second Closing (as defined in the Subscription Agreement).

7.3 The Company shall instruct and engage on reasonable commercial terms the investment bank, accountants or auditors as the case may be, to perform the determinations or calculations (acting as an expert and not an arbitrator), provide a copy of such determinations and calculations and notify the Company and the Holder of the results no later than the fifth (5th) Business Day after the date it receives the disputed determinations or calculations.

7.4 Such investment bank's, accountant's or auditors determination or calculation, as the case may be, shall be binding upon all parties absent manifest error. If an error in the calculation of the Closing Bid Price, Closing Sale Price, VWAP or the Conversion Rate is determined, the costs of determining such amount(s) and/or numbers shall be borne (on an indemnity basis) by the party making the error or, if both parties are in error, the party furthest from the correct amount and/or number.

8.   FAILURE TO CONVERT

8.1 If within four (4) Business Days after the Conversion Date (subject in each case to extension in accordance with Section 7 for a good faith dispute made in accordance with the terms of Section 7) or, if the Holder is unable to transmit by facsimile and receive confirmation of the Conversion Notice, within four (4) Business Days of receipt by the Company of the original Conversion Notice (the Share Delivery Period) the Company shall fail to issue a certificate to a Holder or credit such Holder's Crest stock account (provided that an account with the Participant ID and Account ID as set forth in the Conversion Notice has been opened with Crestco Limited and remains open) or balance account with an electronic or book-entry delivery system, as directed by the Holder, for the number of Ordinary Shares to which such Holder is entitled upon such Holder's conversion of this Debenture (a Conversion Failure), in addition to all other available remedies which such Holder may pursue hereunder and under the Subscription Agreement (including indemnification), and provided such Holder has been unable to settle an agreed sale of the Underlying Shares to a third party purchaser within the time limit agreed for such sale and that it has suffered damage as a result of such Conversion Failure, the Company shall pay additional damages to such Holder on each date after (i) such third Business Day such conversion is not timely effected and (ii) the Holder, or another holder of Debentures, has provided written notice to the Company of such delay, in an amount equal to 1% of the product of:

(a) the sum of the number of Ordinary Shares not issued to the Holder on a timely basis pursuant to Sections 6.2 to 6.4 and to which such Holder is entitled; and

(b) the Closing Bid Price of the Ordinary Shares on the last possible date which the Company could have issued such Ordinary Shares to such Holder without violating Sections 6.2 to 6.4.

8.2 If for any reason the Company has not issued to a Holder all of the Ordinary Shares prior to the tenth (10th) Business Day after the expiration of the due date of issue with respect to a conversion of this Debenture, then the Holder, upon written notice to the Company, may void its Conversion Notice with respect to, and retain or have returned, as the case may be, any principal amount of this Debenture that has not been converted pursuant to such Holder's Conversion Notice; provided that the voiding of a Holder's Conversion Notice shall not affect the Company's obligations to make any payments which have accrued prior to the date such Conversion Notice is voided pursuant to Section
8.1 or otherwise.

9.   PRO RATA CONVERSION AND REDEMPTION

Subject to Section 5 and Section 23, in the event the Company receives a Conversion Notice from more than one Holder of the Debentures for the same Conversion Date and the Company can convert some, but not all, of the Debentures submitted for conversion, the Company shall convert from each Holder electing to have Debentures converted at such time a pro rata amount of such Holder's Conversion Amount submitted for conversion based on the Conversion Amount of the Debentures submitted for conversion on such date by such Holder relative to the Conversion Amount of all Debentures submitted for conversion on such date.

10.  BOOK ENTRY

10.1 Notwithstanding anything to the contrary set forth herein, upon conversion of any portion of this Debenture in accordance with the terms hereof, the Holder thereof shall not be required to physically surrender this Debenture to the Company unless the full Conversion Amount represented by this Debenture is being converted and/or redeemed or repaid pursuant to the terms of this Debenture.

10.2 The Holder and the Company shall maintain records showing the Conversion Amount so converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Debenture upon each such conversion.

10.3 Notwithstanding the foregoing, if this Debenture is converted as aforesaid, the Holder may not transfer this Debenture unless the Holder first physically surrenders this Debenture to the Company, whereupon, provided such transfer is in accordance with the terms of this Debenture and the Subscription Agreement, the Company will forthwith issue and deliver to the order of the Holder a new Debenture of like tenor, registered as the Holder may request, representing in the aggregate the remaining Conversion Amount represented by this Debenture.

10.4 The Holder and any assignee, by acceptance of this Debenture or such new Debenture, acknowledge and agree that, by reason of these provisions, following conversion of any portion of this Debenture, the Conversion Amount (including the principal of this Debenture) represented by this Debenture may be less than the principal amount and the accrued interest set forth on the face hereof.

11.  NOTICES

11.1 Immediately upon any adjustment of the Conversion Price or Variation, the Company will give written notice thereof to each Holder of the Debentures setting forth in reasonable detail, and certifying, the calculation of such adjustment or Variation.

11.2 While any portion of this Debenture remains outstanding the Company shall, at the same time as it gives any notice or sends any documents to its shareholders, give the same notice and deliver the same documents to the Holder regardless of whether the Holder is a shareholder of the Company at such time.

11.3 The Company shall only be obliged to issue Ordinary Shares to the extent that it has sufficient available authorised share capital to do so, save that this provision shall not prejudice any remedy that the Holders may have in respect of any failure by the Company to maintain such sufficient authorised share capital and, without prejudice to the generality of the foregoing, for the purposes of Section 5 this provision shall be ignored in the calculation of the proper number of Ordinary Shares which fall to be issued on a conversion.

12.  REDEMPTION AT OPTION OF HOLDER

12.1 In addition to all other rights of the Holder contained herein, upon the occurrence of a Triggering Event (as defined below), the Holder shall have the right, at the Holder's option, to require the Company to redeem all or a portion of this Debenture at a price (the Trigger Event Redemption Price) equal to the greater of:

(a) 120% of the Conversion Amount with respect to the principal amount of this Debenture being redeemed; and

(b)  the product of:

     (i) the Conversion Rate on the date the Holder delivers the Notice of Redemption at Option of Holder Upon Triggering Event (as defined in
          Section 12.6) with respect to the principal amount of this debenture being redeemed; and

     (ii) the VWAP of the Ordinary Shares on the Trading Day immediately preceding the date the Holder delivers the Notice of Redemption at Option of Holder Upon Triggering Event.

     In addition to all other rights of the Holder contained herein, upon the occurrence of a Major Transaction (as defined below), the Holder shall have the right, at the Holder's option, to require the Company to redeem all or a portion of this Debenture at a price (the Major Transaction Redemption Price and, collectively with the Trigger Event Redemption Price, the Redemption Price) equal to 120% of the Conversion Amount with respect to which the principal amount of this Debenture is being redeemed.

12.2 A Major Transaction shall be deemed to have occurred at such time as any of the following events:

(a) any Organic Change (as defined in Section 13.1) being completed or becoming effective or any scheme of arrangement, reconstruction or amalgamation of or involving the Company becoming effective (a Relevant Transaction);

(b) the completion of a sale or transfer (except to another Subsidiary) by the Company or any Subsidiary of assets representing fifty percent (50%) or more of the consolidated assets of the Company and its Subsidiaries as determined by reference to the latest published accounts of the Company and its Subsidiaries;

(c) the making of any general offer by any Person to acquire shares in the Company and its acceptance by the holders of more than fifty per cent. (50%) of the outstanding Ordinary Shares.

12.3 A Triggering Event shall be deemed to have occurred at such time as any of the following events:

(a) the Holder is unable to sell any of the Ordinary Shares issued upon conversion of the Debentures (or would be unable to sell any of the Ordinary Shares issuable upon conversion of the Debentures, had they been so converted), in each case, without any restrictions on the Principal Market due to the rules or regulations of the UK Listing Authority or the Principal Market or any applicable law or regulation, and such inability to sell continues for a period of five (5) consecutive Trading Days, provided that the cause of such inability is not due to factors solely within the control of the Holder;

(b) the suspension from listing or trading or failure of the Ordinary Shares to be listed or traded on the UK Listing Authority or the Principal Market for a period of five (5) consecutive Trading Days or for more than an aggregate of ten (10) Trading Days in any 365-day period for any reason other than in connection with and as a result of a reverse takeover;

(c) the Company's or the Registrar's notice to any holder of Debentures, including by way of public announcement, at any time, of its intention not to comply with a request for conversion of any Debentures into Ordinary Shares that is tendered in accordance with the provisions of this Debenture, or the failure of the Registrar to comply with a Conversion Notice tendered in accordance with the provisions of this Debenture (subject to Section 5 and any extensions of time pursuant to Section 7) within ten (10) Trading Days after the receipt by the Company of the Conversion Notice;

(d) upon the Company's receipt of a Conversion Notice (subject to Section 5 and any extensions of time pursuant to Section 7), the Company shall fail for ten (10) Trading Days to issue the proper number of Ordinary Shares upon a conversion in compliance with Sections 3 and 6;

(e) the Company breaches any representation, warranty, covenant or other term or condition of the Subscription Agreement, this Debenture or any other agreement, document, certificate or other instrument delivered pursuant to this Debenture or the Subscription Agreement (including the Warrants), except to the extent that such breach would not have a Material Adverse Effect and except, in the case of a breach of a covenant which is curable, only if such breach continues for a period of at least ten (10) Business Days;

(f) the Company does not comply with the provisions of Section 5, (other than (i) the Company's failure to deliver an Excess Conversion Notice pursuant to Section 5.5 and (ii) the Company's failure to comply with Section 5.6),
     Section 14 (including, without limitation, the Company's failure to pay the required Company Redemption Price on the applicable Company Redemption Date, but other than (i) the Company's failure to deliver a Company Installment Notice pursuant to Section 14.1 and (ii) the Company's breach of the first sentence of Section 14.3 as a result of its failure to deliver Ordinary = Shares upon a conversion in a timely manner in accordance with Section 6.3, provided that such breach is cured within two
     (2) Business Days of such breach) or the Company's failure to reserve and keep available out of its authorised and unissued Ordinary Shares, solely for the purposes of effecting the conversion of the Debentures, a number of Ordinary Shares equal to at least the number of Ordinary Shares represented by the Conversion Cap less the number of Ordinary Shares previously issued upon conversion of the Debentures.

12.4 In the case of a Major Transaction referred to in Section 12.2(a) or (b) no later than the day on which the Company publicly announces, or the Company's shareholders are provided with details of, proposals or details in relation to the same or in the case of a Major Transaction referred to in Section 12.2(c) no sooner than after the occurrence thereof and no later than fifteen (15) Trading Days after the occurrence thereof, the Company shall deliver written notice thereof via facsimile and overnight courier (Notice of Major Transaction) to each holder of Debentures which notice shall include the date by which a holder of Debentures receiving a Notice of Major Transaction must provide the Company with notice of its intent to exercise its redemption rights hereunder (which date shall not be sooner than five (5) Trading Days after the date of the Notice of Major Transaction (the Major Transaction Response Date)).

12.5 At any time after receipt of a Notice of Major Transaction and prior to the Major Transaction Response Date the Holder may require the Company to redeem this Debenture by delivering written notice thereof via facsimile and overnight courier (Notice of Redemption at Option of Holder Upon Major Transaction) to the Company, which Notice of Redemption at Option of Holder Upon Major Transaction shall indicate:

(a) the principal amount and interest of this Debenture that the Holder is electing to redeem; and

(b)  the applicable Redemption Price, as calculated pursuant to Section 12.1.

12.6 Within one (1) Business Day of the occurrence of a Triggering Event, the Company shall deliver written notice thereof via facsimile and overnight courier (Notice of Triggering Event) to the Holder. At any time after the earlier of a Holder's receipt of a Notice of Triggering Event and the Holder becoming aware of a Triggering Event, the Holder may require the Company to redeem this Debenture by delivering written notice thereof via facsimile and overnight courier (Notice of Redemption at Option of Holder Upon Triggering Event) to the Company, which Notice of Redemption at Option of Holder Upon Triggering Event shall indicate:

(a) the principal amount and interest of this Debenture that the Holder is electing to redeem; and

(b) the applicable Redemption Price, as calculated pursuant to Section 12.1 above.

12.7 Upon the Company's receipt of a Notice(s) of Redemption at Option of Holder Upon Major Transaction or a Notice(s) of Redemption at Option of Holder Upon Triggering Event, as the case may be, from the Holder, the Company shall within one (1) Business Day notify each holder of Debentures by facsimile of the Company's receipt of such notices and each holder which has sent such a notice shall promptly submit to the Company such holder's Debentures which such holder has elected to have redeemed.

12.8 The Company shall deliver the applicable Redemption Price to the Holder within ten (10) Business Days after the Company's receipt of a Notice of Redemption at Option of Holder Upon Triggering Event or Notice of Redemption at Option of Holder Upon Major Transaction.

12.9 If the Company is unable to redeem all of the Debentures submitted for redemption, the Company shall redeem a pro rata amount from each holder of Debentures based on the Conversion Amount of the Debentures submitted for redemption by each such holder relative to the Conversion Amount of the Debentures submitted for redemption by all holders of Debentures.

12.10 In the event that the Company does not pay the Redemption Price within the time period set forth in Sections 12.6 to 12.8, at any time thereafter and until the Company pays such unpaid applicable Redemption Price in full, the Holder shall have the option (the Void Optional Redemption Option), in lieu of redemption, to require the Company to promptly return to such Holder the Debenture that was submitted for redemption by such Holder under this Section 12 and for which the applicable Redemption Price (together with any interest thereon) has not been paid, by sending written notice thereof to the Company via facsimile (the Void Optional Redemption Notice).

12.11 Upon the Company's receipt of such Void Optional Redemption Notice:

(a) the Notice of Redemption at Option of Holder Upon Triggering Event or the Notice of Redemption at Option of Holder Upon Major Transaction, as the case may be, shall be null and void with respect to that portion of the Debenture subject to the Void Optional Redemption Notice;

(b) the Company shall promptly return the Debenture subject to the Void Optional Redemption Notice; and

(c) the Fixed Conversion Price of that portion of the Debenture returned shall be adjusted to the lesser of:

     (i) the Fixed Conversion Price as in effect on the date on which the Void Optional Redemption Notice is delivered to the Company; and

     (ii) the lowest Closing Bid Price during the period beginning on the date on which the Notice of Redemption at Option of Holder Upon Major Transaction or the Notice of Redemption at Option of Holder Upon Triggering Event, as the case may be, is delivered to the Company and ending on the date on which the Void Optional Redemption Notice is delivered to the Company.

12.12 In the event of a dispute as to the determination or the arithmetic calculation of the Redemption Price, such dispute shall be resolved pursuant to
Section 7 above (with the term "Redemption Price" being substituted for the term "Conversion Rate"). The Holder's delivery of a Void Optional Redemption Notice and exercise of its rights following such notice shall not affect the Company's obligations to make any payments which have accrued prior to the date of such notice, other than the payment of the Redemption Price relating to such Void Optional Redemption Notice.

12.13 In the event of a redemption pursuant to this Section 12 of less than all of the principal amount and interest of this Debenture, the Company shall promptly cause to be issued and delivered to the Holder a Debenture representing the remaining unpaid principal amount which has not been redeemed.

13.  RIGHTS OF HOLDERS

13.1 Any reorganisation, merger, reconstruction, amalgamation or sale of all or substantially all of the assets of the Company and its Subsidiaries to another Person or other transaction which in any such case is effected in such a way that holders of Ordinary Shares are entitled to receive shares, securities or assets of any Person other than the Company (including, without limitation, cash) in exchange for or by way of consideration for the cancellation of, or with respect to, Ordinary Shares is referred to herein as an Organic Change.

13.2 Prior to the completion of:

(a) a sale of all or substantially all of the assets of the Company and its Subsidiaries; or

(b) an Organic Change following which the Company is to become the Subsidiary of another person or to be wound up,

the Company will secure from the Person purchasing such assets or the acquiring company or successor resulting from such Organic Change (in each case, the Acquiring Entity) a written agreement to deliver to each Holder, in exchange for this Debenture, a security of the Acquiring Entity evidenced by a written instrument substantially similar in form and substance to this Debenture and providing equivalent economic benefits to those available under this Debenture, but so that such written agreement and written instrument shall be in a form and substance approved by the holders of the Debentures representing a majority of the Conversion Amounts of the Debentures then outstanding.

13.3 Prior to the consummation of any other Organic Change, the Company shall make appropriate provision (in form and substance approved by the Holders of the Debentures representing a majority of the Conversion Amounts of the Debentures then outstanding) to ensure that each of the Holders will thereafter have the right to acquire and receive in lieu of or in addition to (as the case may be) the Ordinary Shares immediately theretofore acquirable and receivable upon the conversion of such Holder's Debentures, such shares, securities or assets that would have been issued or transferred in such Organic Change with respect to or in exchange for the number of Ordinary Shares which would have been acquirable and receivable upon the conversion of such Holder's Debentures as of the date of such Organic Change (save to the extent that such Organic Change involves a Variation and the Holder has received the benefit of enhanced conversion rights as a result of such Variation) (without taking into account any limitations or restrictions on the convertibility of the Debentures).

13.4 If at any time the Company grants, issues or sells any options (other than, for the avoidance of doubt, share options whether under a plan, scheme or otherwise), convertible securities or rights to subscribe for or acquire shares, warrants, securities or other property in each case pro rata to the record holders of any class of Ordinary Shares (save to the extent that such issue, grant or sale involves a Variation and the Holder has received or is entitled to receive the benefit of enhanced conversion rights as a result of such Variation) (the Purchase Rights), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of Ordinary Shares acquirable upon complete conversion of this Debenture (without taking into account any limitations or restrictions on the convertibility of this

Debenture) immediately before the date on which a record is taken for the grant, issue or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Ordinary Shares are to be determined for the grant, issue or sale of such Purchase Rights.

14.  INSTALLMENT CONVERSION AND REDEMPTION

14.1 With respect to each Installment Period the Company shall either (a) require conversion of the applicable Installment Amount, in whole or in part, in accordance with this Section 14, but subject to the satisfaction of the Conditions to Installment Conversion (as defined below) (a Company Conversion) or (b) redeem the applicable Installment Amount, in whole or in part, in accordance with this Section 14 (a Company Redemption); provided that all of the outstanding applicable Installment Amount must be converted or redeemed by the Company, subject to the provisions of this Section 14; provided further that the Company may elect more than one of the Company Conversion and the Company Redemption, if each such election is with respect to at least (pound)500,000 of the Installment Amount. On or prior to the date which is 20 days but not more than 30 days prior to the first day of each Installment Period, the Company shall deliver written notice (each a Company Installment Notice), which Company Installment Notice shall state (i) the portion, if any, of the applicable Installment Amount which the Company elects to convert pursuant to a Company Conversion (the Company Conversion Amount), (ii) the portion, if any, of the applicable Installment Amount which the Company elects to redeem pursuant to a Company Redemption (the Company Redemption Amount), which amount when added to the Company Conversion Amount must equal the applicable Installment Amount, (iii) if the Company has elected, in whole or in part, a Company Conversion, then the Company Installment Notice shall certify that the Conditions to Installment Conversion are satisfied as of the date of the Company Installment Notice and (iv) if the Company has elected, in whole or in part, a Company Conversion and the Company has elected an Installment Floor Trigger in accordance with Section 14.5, then the Company Installment Notice shall include a statement of such election and the price of the Installment Floor Trigger. If the Company does not deliver a Company Installment Notice in accordance with this Section 14.1, then the "Company Redemption Amount" shall mean the applicable Installment Amount. The Company Installment Notice shall be irrevocable. The Company shall redeem and convert the applicable Installment Amount pursuant to this Section 14 and the corresponding Installment Amounts of the Other Debentures pursuant to the corresponding provisions of the Other Debentures in the same ratio or principal amount being redeemed and principal amount being converted. The Company Redemption Amount (whether set forth in the Company Installment Notice or by operation of this Section 14.1) shall be redeemed in accordance with Section 14.2 and the Company Conversion Amount shall be converted in accordance with Section 14.3.

14.2 If the Company elects, or is deemed to have elected, a Company Redemption in accordance with Section 14.1, then the Company Redemption Amount, if any, which remains outstanding on the respective Company Redemption Date shall be redeemed by the Company on such Company Redemption Date, and the Company shall pay to the Holder on such Company Redemption Date, by wire transfer of immediately available funds, an amount equal to the sum of (a) Company Redemption


                                                                       Pagse 22

Amount, plus (b) all accrued and unpaid Interest Amounts on the entire principal amount of this Debenture (including the Company Redemption Amount and the Company Conversion Amount, if any) outstanding on the Company Redemption Date (collectively, the Company Redemption Price). If the Company fails to redeem any Company Redemption Amount which is outstanding on the respective Company Redemption Date by payment to the Holder of the applicable Company Redemption Price, then in addition to any remedy the Holder may have under this Debenture (including, without limitation, Section 13), the Subscription Agreement and the Warrants, the Company Redemption Price payable in respect of such unredeemed Company Redemption Amount shall bear interest at the Default Rate until paid in full. Notwithstanding anything to the contrary in this
Section 14, but subject to Section 5, until the Company Redemption Price (together with any interest thereon) is paid in full, the Company Redemption Amount (together with any interest thereon) may be converted, in whole or in part, by the Holder into Ordinary Shares pursuant to Section 3 and Section 6. In the event the Holder delivers a Conversion Notice to the Company after the earlier of the date which is 20 days prior to the first day of the applicable Installment Notice and the Holder's receipt of the Company Installment Notice in which the Company elects or is deemed to have elected a Company Redemption, such Conversion Amount shall be deducted (1) first, from the principal (together with accrued and unpaid Interest Amounts on this Debenture) represented by the Redemption Amount and then (2) second, in accordance with
Section 3.7.

14.3 Subject to Section 14.5 below, if the Company delivers a Company Installment Notice and elects, in whole or in part, a Company Conversion in accordance with Section 14.1, then the applicable Company Conversion Amount, if any, which remains outstanding shall be converted during the applicable Installment Period by converting on each Settlement Date during such Installment Period the applicable Settlement Amount with respect to such Settlement Date, as if the Holder had delivered a Conversion Notice pursuant to
Section 6.1(a) with respect to such Settlement Amount on such Settlement Date but without the Holder being required to actually deliver such Conversion Notice; provided that the Conditions to Company are satisfied (or waived in writing by the Holder) on such Settlement Date. If the Conditions to Company Conversion are not satisfied (or waived in writing by the Holder) on such Settlement Date, then at the option of the Holder either (i) the Company shall redeem all or any part designated by the Holder of the unconverted Company Conversion Amount on such Settlement Date and the Company shall pay to the Holder on such Settlement Date, by wire transfer of immediately available funds, an amount in cash equal to the aggregate principal amount of the unconverted Company Conversion Amount (together with the Interest Amount included in such Company Conversion Amount) designated by the Holder or (ii) the Company Conversion shall be null and void with respect to all or any part designated by the Holder of the unconverted Company Conversion Amount and the Holder shall be entitled to all the rights of a holder of this Debenture with respect to such amount of the Company Conversion Amount. If the Company fails to redeem any such unconverted Company Conversion Amount (which the Holder has elected to have redeemed pursuant to the immediately preceding sentence) on such Settlement Date by payment of the applicable amount referred to in clause
(i) of the immediately preceding sentence, then the Holder shall have the rights set forth in Section 14.2 as if the Company failed to pay the applicable Company Redemption Price (including, without limitation, such failure constituting a Triggering Event described in
Section 12.3(f)). Notwithstanding anything to the contrary in this Section 14, but subject to Section 5, until the applicable portion of the Company Conversion Amount (together with any interest thereon) is converted in accordance with this Section 14, the Company Conversion Amount (together with any interest thereon) may be converted by the Holder into Ordinary Shares pursuant to Section 3 and Section 6.

14.4 For purposes of this Section 14, Conditions to Company Conversion means the following conditions: (a) during the period beginning on the Issue Date and ending on and including the applicable Settlement Date, the Company shall have delivered Ordinary Shares upon conversion of Conversion Amounts of this Debenture on a timely basis as set forth in Section 6.3 and delivered Ordinary Shares upon exercise of the Warrants on a timely basis as set forth in Section
4.3 of the Warrants; (b) on each day during the period beginning 30 days prior to the Holder's receipt of the Company Installment Notice and ending on and including the applicable Settlement Date, the Ordinary Shares shall be listed on the London Stock Exchange and delisting or suspension (other than suspensions, prior to the beginning of the applicable Installment Period, of not more than one (1) Business Day due to business announcements by the Company) by such exchange shall not have been threatened either (i) in writing by such exchange or (ii) by falling below the minimum listing maintenance requirements of such exchange; (c) during the period beginning 30 days prior to the Holder's receipt of the Company Installment Notice and ending on and including the applicable Settlement Date, there shall not have occurred the consummation of a Major Transaction; (d) during the period beginning on the Issue Date and ending on and including the applicable Settlement Date, there shall not have occurred either (i) the public announcement of a pending, proposed or intended Major Transaction which has not been abandoned or terminated or (ii) a Triggering Event or an Event of Default or an event that with the passage of time or giving of notice, and assuming it were not cured, would constitute a Triggering Event or an Event of Default; and (e) during the period beginning on the Issue Date and ending on and including the applicable Settlement Date, the Company otherwise shall have been in compliance with and shall not have breached any provision, covenant, representation or warranty of Subscription Agreement or any of the Warrants or any of the Debentures which would result, either individually or in the aggregate, in a Material Adverse Effect and, in the case of a covenant which is curable, such breach continues for a period of at least 10 days.

14.5 If the Company elects, in whole or in part, a Company Conversion in accordance with Section 14.1, then at the Company's option it may elect to terminate the Company Conversion if the Conversion Price during the applicable Installment Period falls below a price (an Installment Trigger Price) set by the Company (an Installment Floor Election). The Company may exercise its right to an Installment Floor Election by including a statement of such election in the Company Installment Notice and setting forth in such Company Installment Notice the Installment Trigger Price, which price may not be higher than the Fixed Conversion Price then in effect. The Company's Installment Floor Election and selection of an Installment Trigger Price shall be irrevocable, but the Installment Trigger Price shall be subject to adjustment for Variations. If the Company has made an Installment Floor Election in accordance with this Section
14.5 and Section 14.1, then the first Trading Day, if any, during the applicable Installment Period on which the Company Conversion Price on such date is less than the applicable Installment Trigger Price shall constitute the Floor Trigger Date with respect to such Installment Period. If a Floor Trigger Date occurs during an Installment Period, then in accordance with the definitions of "Settlement Date" and "Installment Period" in Section 1.1, such Floor Trigger Date shall constitute the last Settlement Date of such Installment Period. On or prior to the date which is two (2) Business Days after such Floor Trigger Date, the Company shall redeem all of the Company Conversion Amount which remains unconverted after such Floor Trigger Date by payment to the Holder on or before such second Business Day, by wire transfer of immediately available funds, an amount in cash equal to the aggregate principal amount of the unconverted Company Conversion Amount (together with the Interest Amounts included in such Company Conversion Amount). If the Company fails to redeem any such unconverted Company Conversion Amount on or before such second Business Day by payment of the applicable amount, then the Holder shall have the rights set forth in Section 14.2 as if the Company failed to pay the applicable Company Redemption Price (including, without limitation, such failure constituting a Triggering Event described in Section 12.3(f)).

14.6 If the Company elects more than one of the Company Conversion and Company Redemption in accordance with Section 14.1, then for purposes of all determinations under this Section 14 and for purposes of applying Section 2.6 in regards to the payment of Interest Amounts on Interest Payment Dates, the accrued and unpaid Interest Amounts shall be allocated among the Company Conversion Amount and the Company Redemption Amount pro rata on the basis of their relative amounts on the earlier of the date the Holder receives the Company Installment Notice Date and the date which is 20 days prior to the first day of the applicable Installment Period. If the Holder delivers a Conversion Notice prior to a Company Redemption Date and the Company has not delivered the Ordinary Shares pursuant to such conversion prior to such Company Redemption Date, then, for the avoidance of doubt, the Company Redemption Amount shall not include any Interest Amounts with respect to the principal amount being converted pursuant to such Conversion Notice.

15.  COMPANY ALTERNATIVE REDEMPTION

15.1 After the Issue Date, the Company shall have the right to redeem some or all of the outstanding principal amount of this Debenture (together will all accrued and unpaid Interest Amount on such principal amount) (a Company Alternative Redemption) for an amount in cash equal to the sum of (a) 105% of the principal amount being redeemed, plus (b) all accrued and unpaid Interest Amount on such principal amount as of the Company Alternative Redemption Date (as defined below) (the Company Alternative Redemption Price); provided that the Conditions to Company Alternative Redemption (as set forth in Section 15.3) and the conditions of this Section 15.1 and Section 15.2 are satisfied or waived in writing by the Holder; provided, further, that the Company may not elect to redeem pursuant to this Section 15 any principal amount of this Debenture which is part of any Installment Amount for any Installment Period beginning prior to the Company Alternative Redemption Date (as defined below). The Company may exercise its right to Company Alternative Redemption by delivering to the Holder written notice (Company Alternative Redemption Notice) at least 10 Business Days but not more than 20

Business Days prior to the date of consummation of such redemption (Company Alternative Redemption Date). The date on which the Holder actually receives the Company Alternative Redemption Notice is referred to as the Company Alternative Redemption Notice Date. The Company Alternative Redemption Notice shall be irrevocable. If the Company elects a Company Alternative Redemption pursuant to this Section 15.1, then it must simultaneously take the similar action with respect to the Other Debentures. If the Company elects a Company Alternative Redemption (or similar action under the Other Debentures) with respect to less than all of the principal amounts of the Debentures then outstanding (ignoring for such purposes all principal amounts which are part of Installment Amounts for any Installment Periods beginning prior to the Company Alternative Redemption Date or the corresponding provisions under the Other Debentures), the Company shall require redemption of a principal amount (together with all accrued and unpaid Interest Amount on such principal amount) equal to the product of (I) the aggregate principal amount of Debentures which the Company has elected to redeem pursuant to this Section 15, multiplied by
(II) the fraction, the numerator of which is the aggregate principal amount of the Debentures initially purchased by such holder on the Issue Date and the denominator of which is the aggregate principal amount of Debentures purchased by all holders on the Issue Date (such fraction with respect to each holder is referred to as its Allocation Percentage, and such amount with respect to each holder is referred to as its Pro Rata Redemption Amount). In the event that the initial holder of any Debentures shall sell or otherwise transfer any of such holder's Debentures, the transferee shall be allocated a pro rata portion of such holder's Allocation Percentage. The Company Alternative Redemption Notice shall state (i) the date selected by the Company for the Company Alternative Redemption Date in accordance with this Section 15.1, (ii) the aggregate principal amount of the Debentures which the Company has elected to redeem from all the holders of Debentures pursuant to this Section 15 and (iii) each holder's Pro Rata Redemption Amount of the principal amount of the Debentures the Company has elected to redeem pursuant to this Section 15.1.

15.2 If the Company has exercised its right to Company Alternative Redemption in accordance with Section 15.1 and the conditions of this Section 15 are satisfied (including the Conditions to Company Alternative Redemption as set forth in Section 15.3), then the Holder's Pro Rata Redemption Amount, if any, which remains outstanding on the Company Alternative Redemption Date shall be redeemed by the Company on such Company Alternative Redemption Date by the payment by the Company to the Holder on the Company Alternative Redemption Date, by wire transfer of immediately available funds, of an amount equal to the Company Alternative Redemption Price for the Holder's Pro Rata Redemption Amount. Notwithstanding anything to the contrary in this Section 15, but subject to Section 5, until the Company Alternative Redemption Price is paid in full to the Holder, the Holder may convert its Pro Rata Redemption Amount (together with any Interest Amount thereon) into Ordinary Shares in accordance with Sections 3 and 6. All principal amounts of this Debenture redeemed pursuant to this Section 15 shall be deducted first from the Installment Amount relating to the latest Installment Period (i.e., nearest to the Maturity Date) with respect to which Installment Amounts remain outstanding and then sequentially from the immediately preceding Installment Periods (and within each such Installment Amount, first from the amounts, if any which would be subject to a conversion on the latest Settlement Date within such Installment Period and then sequentially from the amounts subject to the immediately preceding Settlement Dates).

15.3 For purposes of this Section 15, Conditions to Company Alternative Redemption means the following conditions: (a) during the period beginning on the Issue Date and ending on and including the Company Alternative Redemption Date, the Company shall have delivered Ordinary Shares upon conversion of Conversion Amounts of this Debenture on a timely basis as set forth in Section
6.3 and delivered Ordinary Shares upon exercise of the Warrants on a timely basis as set forth in Section 4.3 of the Warrants (provided, however, that for purposes of this Section 15.3 only, the Company shall be deemed to have satisfied the conditions set forth in this clause (a) if the Company's failure to deliver Ordinary Shares upon a conversion in a timely manner in accordance with Section 6.3 or upon an exercise in accordance with Section 4.2 of the Warrant is cured within two (2) Business Days of such breach); (b) on each day during the period beginning 15 days prior to the Company Alternative Redemption Notice Date and ending on and including the Company Alternative Redemption Date, the Ordinary Shares shall be listed on the London Stock Exchange and delisting or suspension by such exchange shall not have been threatened either
(i) in writing by such exchange or (ii) by falling below the minimum listing maintenance requirements of such exchange; (c) during the period beginning on 28 December 2001 and ending on and including the Company Alternative Redemption Date, there shall not have occurred either (i) the public announcement of a pending, proposed or intended Major Transaction which has not been abandoned, terminated or consummated or (ii) a Triggering Event or an Event of Default or an event that with the passage of time or giving of notice, and assuming it were not cured, would constitute a Triggering Event or an Event of Default; and
(d) the Company otherwise shall have been in compliance with and shall not have breached any provision, covenant, representation or warranty of Subscription Agreement or any of the Warrants or any of the Debentures which would result, either individually or in the aggregate, in a Material Adverse Effect and, in the case of a covenant which is curable, such breach continues for a period of at least 10 days.

15.4 In the event that the Company does not pay the Company Alternative Redemption Price in full for the Holder's Pro Rata Redemption Amount on the Company Alternative Redemption Date, then in addition to any remedy the Holder may have under this Debenture, the Subscription Agreement and the Warrants (i) such unredeemed Pro Rata Redemption Amount shall bear interest at the Default Rate until paid in full and (ii) the Company shall not be permitted to submit another Company Alternative Redemption Notice without the prior written consent of the Holder.

16.  HOLDER ALTERNATIVE REDEMPTION

16.1 If after 28 December 2001 the Company expends any cash or incurs any indebtedness (the aggregate amount of such cash and indebtedness is referred to as the Acquisition Consideration Amount) as part of the purchase price for the shares or assets of any other company or business (a Cash Acquisition), then, to the extent that the Acquisition Consideration Amount exceeds (pound)5,000,000 (individually in respect of a single Cash

Acquisition or in the aggregate in respect of multiple Cash Acquisitions), then after the Issue Date the Holder shall have the right, at the Holder's option, to require the Company to redeem (an Acquisition Redemption) all or a portion of this Debenture up to the Holder's Allocation Percentage (as defined in Section 15.1) of such excess, for an amount in cash equal to the sum of (a) 105% of the principal amount being redeemed, plus (b) all accrued and unpaid Interest Amount on such principal amount as of the applicable Holder Alternative Redemption Date (as defined below) (the Acquisition Redemption Price). If after 28 December 2001 the Company redeems or repurchases, directly or indirectly, any of its debt securities or equity securities (save where the Company receives the prior written consent of the holders of the Debentures representing not less than two-thirds (2/3) of the principal amount of the Debentures then outstanding) (a Company Repurchase, and the aggregate price paid by the Company for such redemption or repurchase is referred to as the Repurchase Consideration Amount), then after the Issue Date the Holder shall have the right, at the Holder's option, to require the Company to redeem (a Repurchase Redemption and, collectively with an Acquisition Redemption, a Holder Alternative Redemption) all or a portion of this Debenture up to 150% of the Holder's Allocation Percentage (as defined in Section 15.1) of the Repurchase Consideration Amount, for an amount in cash equal to the sum of (a) 105% of the principal amount being redeemed, plus (b) all accrued and unpaid Interest Amount on such principal amount as of the applicable Holder Alternative Redemption Date (the Repurchase Redemption Price and, collectively with the Acquisition Redemption Price, the Holder Alternative Redemption Price).

16.2 Within two (2) Business Days of the occurrence of a Cash Acquisition or a Company Repurchase, the Company shall deliver written notice thereof (Notice of Acquisition or Repurchase) to each holder of the Debentures. At any time during the period beginning on and including the earlier of the Holder's receipt of a Notice of Acquisition or Repurchase and the Holder becoming aware of a Cash Acquisition or a Company Repurchase and ending on and including the date which is 10 Business Days after the Holder's receipt of such Notice of Acquisition or Repurchase, the Holder may require the Company to redeem all or any portion of this Debenture, subject to the limits set forth in Section 16.1, by delivering written notice thereof (a Holder Alternative Redemption Notice) to the Company. Each Holder Alternative Redemption Notice shall state the principal amount and the accrued and unpaid Interest Amount on such principal which the Holder is electing to redeem (the Holder Alternative Redemption Amount) pursuant to this
Section 16. On the earlier of (A) the first Company Redemption Date following the date which is two (2) Business Days after the date on which the Holder delivers the Holder Alternative Redemption Notice to the Company and (B) the Maturity Date (such earlier date is referred to as the Holder Alternative Redemption Date), the Company shall redeem the Holder Alternative Redemption Amount by payment to the Holder, by wire transfer of immediately available funds, on the applicable Holder Alternative Redemption Date of an amount equal to the Holder Alternative Redemption Price for the Holder Alternative Redemption Amount. All principal amounts of this Debenture redeemed pursuant to this Section 16 shall be deducted first from the Installment Amount relating to the latest Installment Period (i.e., nearest to the Maturity Date) with respect to which Installment Amounts remain outstanding and then sequentially from the immediately preceding Installment Periods (and within each such Installment Amount, first from the amounts, if any which would be subject to a conversion on the latest Settlement Date within such Installment Period and then sequentially from the amounts subject to the immediately preceding Settlement Dates).

16.3 In the event that the Company does not pay the Holder Alternative Redemption Price to the Holder on the applicable Holder Alternative Redemption Date, then (i) such Holder Alternative Redemption Price shall bear interest at the Default Rate until paid in full and (ii) at any time thereafter and until the Company pays such Holder Alternative Redemption Price in full, the Holder shall have the option (the Void Holder Alternative Redemption Option), in lieu of redemption, to require the Company to promptly return to the Holder all or any amount of the portion of this Debenture that was submitted for redemption by the Holder under this Section 16 and for which the applicable Holder Alternative Redemption Price (together with any interest thereon) has not been paid, by sending written notice thereof to the Company via facsimile (the Void Holder Alternative Redemption Notice). Upon the Company's receipt of such Void Holder Alternative Redemption Notice:

(a) the Holder Alternative Redemption Notice shall be null and void with respect to that portion of this Debenture subject to the Void Holder Alternative Redemption Notice;

(b) if applicable, the Company shall promptly return the Debenture subject to the Void Holder Alternative Redemption Notice to the Holder; and

(c) the Fixed Conversion Price of that portion of this Debenture subject to the Void Holder Alternative Redemption Notice shall be adjusted to the lesser of:

     (i) the Fixed Conversion Price as in effect on the date on which Holder delivers the Void Holder Alternative Redemption Notice to the Company; and

     (ii) the lowest Closing Bid Price of the Ordinary Shares during the period beginning on and including the applicable Cash Acquisition or Company Repurchase and ending on and including the date on which the Holder delivers the Void Holder Alternative Redemption Notice to the Company.

The Holder's delivery of a Void Holder Alternative Redemption Notice and exercise of its rights following such notice shall not affect the Company's obligations to make any payments which have accrued prior to the date of such notice, other than the payment of the Holder Alternative Redemption Price relating to such Void Holder Alternative Redemption Notice.

17.  HOLDER SELLING RESTRICTIONS

Subject to the exceptions described below, during any Installment Period the Holder and its affiliates shall not make Net Sales (as defined below) during such Installment Period in excess of a number of Ordinary Shares equal, on each date of determination during such Installment Period, to the sum of (a) the number of Ordinary Shares issued or issuable upon conversions of any portion of the applicable Installment Amount of this Debenture (and similar installment amounts of the Other Debentures held by the Holder's affiliates) prior to such date of determination pursuant to Section 14 (and similar provisions under the Other Debentures held by the Holder's affiliates), plus (b) the result of (i) the unconverted and unredeemed portion of the applicable Installment Amount (and similar installment amounts of the Other Debentures held by the Holder's affiliates) as of such date of determination, divided by (ii) 95% of the lower of (A) the Projected VWAP Average as of such date of determination and (B) the average of the VWAP of the Ordinary Shares on each Trading Day during the period beginning on and including the day immediately following the Settlement Date immediately preceding such date (or if no Settlement Date has occurred during such Installment Period, then beginning on and including the first day of such Installment Period) and ending on and including such date of determination (provided that if such date of determination is the first Trading Day of such Installment Period or the first Trading Day following a Settlement Date, then only the VWAP of the Ordinary Shares on such first Trading Day shall be used for this clause (B)), plus (c) in the event that the EGM (as defined in the Subscription Agreement) is not held by 15 February 2002, then solely with respect to the first Installment Period, a number of Ordinary Shares equal to the number of Warrant Shares issuable upon exercise of the Warrants held by the Holder and its affiliates. Notwithstanding the foregoing, the net sales restriction set forth in this Section 17 shall not apply (A) at any time on and after the occurrence of a Triggering Event or an Event of Default or the occurrence of an event that with the passage of time, and assuming it were not cured, would constitute a Triggering Event or an Event of Default, (B) at any time on and after the consummation of a Major Transaction or the public announcement of a pending, proposed or intended Major Transaction or (C) at any time on and after the first date on which the Company shall have failed to comply with, or breached, any provision, covenant, representation or warranty in the Subscription Agreement or any of the Warrants or any of the Debentures which would result, either individually or in the aggregate, in a Material Adverse Effect and, in the case of a covenant which is curable, such breach continues for a period of at least ten (10) days. For purposes of this Section 17, Net Sales means, with respect to any Installment Period as of any date of determination, the difference of (A) the number of Ordinary Shares sold or otherwise transferred or disposed of, directly or indirectly, (including by way of short sales, but excluding any sales at a price greater than or equal to the Fixed Conversion Price in effect at the time of such sale) during such Installment Period as of such date of determination by the Holder and its affiliates, minus (B) the number of Ordinary Shares purchased, directly or indirectly, during such Installment Period as of such date of determination by the Holder and its affiliates.

18.  RANKING

This Debenture is a direct unconditional, unsubordinated and senior obligation of the Company and ranks pari passu with all Other Debentures and without any preference among themselves.

19.  RESERVATION OF SHARES

The Company shall, so long as any principal amount of the Debenture is outstanding, reserve and keep available out of its authorised and unissued Ordinary Shares, solely for the purpose of effecting the conversion of the Debentures and the exercise of the Warrants, such number of Ordinary Shares as would fall to be issued on exercise or conversion of all of the Warrants and the Debentures.

20.  VOTING RIGHTS

The Holder shall have no voting rights in respect of this Debenture, except as required by applicable law, the rules and regulations of the UK Listing Authority or the Principal Market and as expressly provided in this Debenture.

21.  RESTRICTION ON DISTRIBUTIONS

If the Company intends to declare or make any dividend or distribution to its shareholders, it will (i) only do so after it has made arrangements with the Holder, which arrangements, in the opinion of the Holder are reasonably satisfactory, to provide for an adjustment to the terms of this Debenture or
(ii) only do so after it has provided the Holder with other consideration with respect to such dividend or distribution and the Holder permitting the Company to declare or make such dividend or distribution (save to the extent the Holder has already received the equivalent of such dividend or distribution by virtue of a Variation) which consideration is, in the opinion of the Holder, reasonably satisfactory to the Holder or (iii) at the same time as the Company pays such dividend or makes such distribution to its ordinary shareholders pay such dividend or make such distribution to the Holder as if the Holder had converted this Debenture (without regard to any limitations on conversions) immediately prior to the record date for payment of such dividend or making of such distribution.

22.  REISSUE OF DEBENTURES

In the event of a conversion or redemption pursuant to this Debenture of less than all of the Conversion Amount represented by this Debenture, the Company shall promptly cause to be issued and delivered to the Holder, upon tender by the Holder of the Debenture converted or redeemed, a new debenture of like tenor representing the remaining principal amount of this Debenture which has not been so converted or redeemed.

23.  DEFAULTS AND REMEDIES

23.1 An Event of Default is:

(a) default for ten (10) days in payment of any interest on this Debenture on or after its applicable due date;

(b) default for two (2) Business Days in payment of the principal amount of this Debenture when and as due;

(c) failure by the Company for thirty (30) days after notice to it to comply with any other material provision of this Debenture or the Subscription Agreement or to remedy any breach of any of its covenants or obligations in this Debenture or the Subscription Agreement;

(d) any default by the Company and/or its Subsidiaries such that, or any event or circumstances arising such that, any person is entitled, or could, with the giving of notice and/or lapse of time and/or the fulfilment of any condition and/or the making of any determination, become entitled, to require repayment before its stated maturity of, or to take any step to enforce any security for, any indebtedness in respect of borrowed money of the Company and/or its Subsidiaries or any person to whom any indebtedness of the Company and/or its Subsidiaries which is payable on demand is owed demanding or threatening to demand repayment of, or taking any step to enforce security for, the same, save that an Event of Default shall only be deemed to have occurred where the relevant indebtedness is at least (pound)3,000,000;

(e) if the Company becomes insolvent which for the purposes of this Debenture shall mean:

     (i) the appointment of, or the application to a court for the appointment of, a liquidator or provisional liquidator (except pursuant to a winding up petition which is discharged within 28 days of its presentation), administrator, administrative receiver, or receiver over all or any substantial part of the business or assets of the Company or any of its Material Subsidiaries, or distress or any form of execution is levied or enforced upon or sued out against any such assets and is not discharged within 28 days of being levied, enforced or sued out, or any security interest which may for the time being affect any of its assets becomes enforceable; or

     (ii) the entering into by the Company of (aa) a scheme of arrangement or
          (bb) a composition in each case with or for the benefit of creditors generally, other than a scheme sanctioned by the courts pursuant to
          Section 425 of the Act; or

     (iii) the entering into by the Company of any reorganisation or arrangement requiring the consent of its creditors or any class of its creditors; or

     (iv) the passing of a resolution to wind up the Company or the convening of a meeting of the Company's shareholders to consider or propose the passing of a resolution to wind up the Company; or

     (v) the Company becoming unable to pay its debts as and when they fall due within the meaning of Section 123(1) of the Insolvency Act 1986, as if such Section referred to (pound)100,000 being outstanding rather than (pound)750.

23.2 If an Event of Default occurs and is continuing, the Holder of this Debenture may declare all outstanding principal and accrued and unpaid Interest Amounts of this Debenture, including any interest and other amounts due, to be due and payable immediately, except that in the case of an Event of Default arising from events described in paragraph (e) of Section 23.1, this Debenture shall become automatically due and payable without further action or notice.

23.3 If:

(a) this Debenture is placed in the hands of an appropriate body for collection or enforcement or is collected or enforced through any legal proceeding or as a result of any failure by the Company to pay any amount due to a Holder on its due date; or

(b) an adviser is retained to represent the Holder of this Debenture in any bankruptcy, reorganisation, receivership or other proceedings affecting creditors' rights and involving a claim under this Debenture; or

(c) an adviser is retained to represent the Holder of this Debenture in any other proceedings whatsoever in connection with enforcing rights under this Debenture,

then the Company shall pay to the Holder all representatives and advisers' fees, costs and expenses incurred in connection therewith, in addition to all other amounts due hereunder.

24.  AMENDMENT

This Debenture and any provision hereof may be amended or waived by an instrument in writing signed by the Company and holders of two-thirds (2/3) of the aggregate Conversion Amount of the Debentures then outstanding. The Subscription Agreement and the Warrants and any provision thereof may be amended or waived by the parties thereto without the consent of the Holder of this Debenture.

25.  LOST OR STOLEN DEBENTURES

Upon receipt by the Company of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any Debenture, and, in the case of loss, theft or destruction, of an indemnification undertaking by the Holder to the Company in a form reasonably acceptable to the Company and in the case of mutilation, upon surrender and cancellation of the Debenture, the Company shall execute and deliver new debentures of like tenor and date; provided, however, the Company shall not be obliged to re-issue debentures if the Holder contemporaneously requests the Company to convert such remaining principal amount into Ordinary Shares.

26.  CANCELLATION

After all principal and accrued interest at any time owed on this Debenture has been paid or converted in full in accordance with the terms of this Debenture, this Debenture shall automatically be deemed cancelled, shall be surrendered to the Company for cancellation and shall not be reissued.

27.  EXCHANGE

27.1 This Debenture is exchangeable upon the surrender hereof by the Holder at the registered office of the Company, for a new Debenture or Debentures (provided that these represent an amount of principal of at least (pound)2,000,000 or, if the amount left outstanding is less than (pound)2,000,000, such lesser amount) containing the same terms and conditions and representing in the aggregate the principal amount of this Debenture, and each such new Debenture will represent such portion of such principal amount as is designated by the Holder at the time of such surrender.

27.2 The date the Company initially issues this Debenture will be deemed to be the "Issue Date" hereof regardless of the number of times a new Debenture shall be issued.

28.  ASSIGNMENT

28.1 The Company may not assign this Debenture or any of its rights or obligations hereunder, including by merger or consolidation, except pursuant to a Major Transaction with respect to which the Company is in compliance with Sections 12 and 13 of this Debenture and Section 9 of the Warrants.

28.2 Subject to the restrictions on transfers set forth in the legend on the face of this Debenture and in Section 28.3, each Holder shall be entitled freely to assign any of its rights under this Debenture, provided that rights under this Debenture may only be assigned if they relate to an amount of principal of at least (pound)2,000,000 or, if the amount left outstanding is less than (pound)2,000,000, such lesser amount. The Company hereby agrees to execute and deliver such documentation as a pledgee of the Debentures may reasonably request in connection with a pledge of the Debentures to such pledgee by a Holder in accordance with the terms of this Debenture. The Holder will promptly notify the Company of any assignment and of the identity of any assignee, including details for notices as set out in Section 30 below.

28.3 The Holder will only assign its rights under this Debenture to have Underlying Shares issued to it to (i) a Person who is not mentioned in any of Sections 67, 70, 93 or 96 of the Finance Act 1986 (depositary receipts and clearance services), nor a nominee or agent acting for such a Person, or (ii) a Person who warrants to the Company that it is not a Person so mentioned, nor a nominee or agent for such a Person.

29.  REMEDIES

The remedies provided in this Debenture shall be cumulative and in addition to all other remedies available under this Debenture or the Debentures or otherwise provided by law. Any delay by any of the Holders in exercising or failure to exercise, any right or remedy under this Debenture shall not constitute a waiver of the right or remedy or a waiver of any other rights or remedies and no single or partial exercise of any rights or remedy under this Debenture or otherwise shall prevent any further exercise of the right or remedy or the exercise of any other right or remedy. Any waiver of a breach of any of the terms of this Debenture or of any default hereunder shall not be deemed to be a waiver of any subsequent breach or default and shall in no way affect the other terms of this Debenture.

30.  NOTICE

30.1 Except as otherwise provided in this Debenture, any notice or other communication required or permitted to be given under the terms of this Debenture shall be in writing and shall be deemed to have been received (a) upon hand delivery (receipt acknowledged) or facsimile transmission (with transmission confirmation report) at the address or number designated below (if delivered on a Business Day), or the first Business Day following such delivery (if delivered other than on a Business Day during normal business hours where such notice is to be received) or (b) on the third Business Day following the date of posting by inland recorded delivery or following its delivery into the custody of a generally recognised international courier service if sent overseas, in each case, addressed to such address, or upon actual receipt, whichever shall first occur.

30.2 The addresses for such communications shall be as specified below or such other address as specified in written notice by the Holder or the Company at least five (5) Business Days prior to the effective date of such change.

If to the Holder:

HFTP Investment L.L.C.
c/o Promethean Investment Asset Management, L.L.C.
750 Lexington Avenue
22nd Floor
New York
NY 10022

Telephone:        +1 212 702 5200

Facsimile:        +1 212 758 9334

Attention:        James F. O'Brien, Jr.
                  Thomas Lumsden
                  John Floegel

If to the Company:

Regus plc,
3000 Hillswood Drive
Chertsey
Surrey KT16 0RS

Telephone:        +44 1932 895059

Facsimile:        +44 1932 895261

Attention:        Company Secretary

31.  TAX ADJUSTMENTS AND PAYMENT

(a) All payments by the Company shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by the United Kingdom or any taxing authority whatsoever within the United Kingdom (Taxes), provided that no additional amounts will be payable by the Company with respect to a payment made to the Holder if the Holder is subject to such Taxes by reason of its being connected with the United Kingdom or any province or territory thereof otherwise than as a result of the Holder's activity in connection with the acquiring of this Debenture or otherwise than by the Holder's mere holding of this Debenture. In the event that any withholding or deduction from any payment to be made by the Company hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then the Company shall promptly:

     (i) pay directly to the relevant authority the full amount required to be so withheld or deducted;

     (ii) (but in any event within 30 days) forward to the Holder an official receipt or other documentation satisfactory to the Holder evidencing such payment to such authority; and

     (iii) pay to the Holder such additional amount or amounts as is necessary to ensure that the net amount actually received by the Holder will equal the full amount the Holder would have received had no such withholding or deduction been required.

         Moreover, if any present or future taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority, including franchise taxes and taxes imposed on or measured by the Holder's net income or receipts are directly or indirectly asserted against the Holder with respect to any payment of any additional amount described in (iii) above of this paragraph (a) and received by the Holder hereunder (but not, for the avoidance of doubt, taxes levied on the Holder with respect to any other amount on the basis that it is part of the Holder's net income or profits) (Further Taxes), the Holder may pay such Further Taxes and the Company will promptly pay to the Holder such additional amounts (including all penalties, interest or expenses) that the Holder specifies as necessary to preserve the after-tax return that the Holder would have received if such Taxes or Further Taxes had not been imposed.

         If the Company fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Holder the required receipts or other required documentary evidence, the Company shall indemnify the Holder for any Taxes, interest, penalties, expenses and costs that may become payable or are incurred by the Holder as a result of any such failure.

(b) Subject to paragraph (a) above the Company shall not set off or deduct any sum from any payment due under this Debenture whether in respect of any claim, counterclaim, right of set-off or otherwise howsoever.

(c) The Holder will use its reasonable efforts to claim treaty relief from any United Kingdom tax charge if and to the extent that such treaty relief is available and give all assistance reasonably required and requested by the Company (for the avoidance of doubt without involving any expenditure by such Holder and without, in the event of the Holder breaching this requirement, entitling the Company to avoid its obligations hereunder) in seeking a direction from the Inland Revenue to make payments without or at a reduced rate of withholding.

32.  GOVERNING LAW

32.1 This Debenture shall be governed by and construed in accordance with the laws of England and Wales.

32.2 Each of the Company and the Holder:

(a) hereby irrevocably submits to the non-exclusive jurisdiction of the Courts of England and Wales for the purposes of any suit, action or proceeding arising out of or relating to this Debenture; and

(b) hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper.



In witness whereof this Debenture has been executed as a Deed and delivered on the ______ day of February 2002



SIGNED AND DELIVERED       ) /s/ STEPHEN STAMP
as a DEED by               )
REGUS PLC acting by:       ) /s/ MARK DIXON

Director

Director/Secretary

                                  SCHEDULE 1


                               CONVERSION NOTICE

Reference is made to the Convertible Debenture (the "Debenture"), issued on ____ February 2002, by Regus plc (the "Company"), a company registered in England and Wales. In accordance with and pursuant to the Debenture, the undersigned hereby elects to convert the principal amount of the Debenture, indicated below into ordinary shares of the Company (the "Ordinary Shares").

Conversion Date:________________________________________________________________

Principal Amount to be converted:_______________________________________________

Interest Amount to be converted:________________________________________________

Debenture Number(s) to be converted:____________________________________________

Is the Debenture(s) being tendered to the Company: (tick one) YES ___ NO ___

Please confirm the following information:

Conversion Price:_______________________________________________________________

Number of Ordinary Shares to be issued:_________________________________________

Electronic book entry transfer requested: (indicate one) (1)  YES ___ NO ___

Crest       Participant       ID:                      Crest Account ID:

_______________________


Please issue the Ordinary Shares in the following name and to the following address:

Issue to:                                      UK address for delivery (if
                                               different)

        _______________________________        _____________________
Phone:  _______________________________        _____________________
Fax:    _______________________________        _____________________

U.K. Delivery Address (if necessary pursuant to Section 6.3):

_______________________________

Name as it appears on the registry for the Debenture(s):

Authorisation: By:

Name:

Title

Dated: